Exhibit 5.1

609 Main Street Houston, TX 77002 United States
+1 713 836 3600	Facsimile: +1 713 836 3601
www.kirkland.com

January 30, 2023

Nine Energy Service, Inc.

2001 Kirby Drive, Suite 200

Houston, Texas 77019

Ladies and Gentlemen:

We have acted as special legal counsel to Nine Energy Service, Inc., a Delaware corporation (the “Company”), and the subsidiaries of the Company listed in Schedule I to this letter (collectively, the Guarantors”) in connection with the issuance and sale by the Company of 300,000 units with an aggregate stated amount of $300,000,000 (the “Units”), with each Unit consisting of $1,000 principal amount of 13.000% Senior Secured Notes due 2028 (collectively, the “Notes”) and five shares of common stock, par value $0.01 per share, of the Company (collectively, the “Shares”). The Units were sold pursuant to the Underwriting Agreement, dated January 19, 2023 (the “Underwriting Agreement”), by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several underwriters named in Schedule 1 thereto.

The Units have been offered for sale pursuant to a prospectus supplement, dated January 19, 2023, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on January 23, 2023, to the prospectus, dated January 5, 2023 (as amended and supplemented by the prospectus supplement, the “Prospectus”), that constitutes a part of the Registration Statement on Form S-3 (Registration No. 333-268999), filed by the Company and the Guarantors with the Commission on December 23, 2022 (the “Registration Statement”).

The Units have been issued pursuant to the Unit Agreement, dated as of the date hereof (the “Unit Agreement”), by and among the Company and U.S. Bank Trust Company, National Association, as trustee for the Units (in such capacity, the “Units Trustee”) and as trustee for the Notes (in such capacity, the “Notes Trustee”). The Notes have been issued under an Indenture, dated as of the date hereof (the “Indenture”), by and among the Company, the Guarantors, U.S. Bank Trust Company, National Association, as the Notes Trustee and as notes collateral agent. The Indenture provides that the Notes are to be guaranteed (the “Guarantees”) by the Guarantors. The Units, the Notes, the Guarantees and the Shares are collectively referred to herein as the “Securities.”

Austin  Bay Area  Beijing  Boston  Brussels  Chicago  Dallas   Hong Kong  London  Los Angeles  Munich  New York  Paris  Salt Lake City  Shanghai  Washington, D.C.

January 30, 2023

In rendering this opinion letter, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Company’s and the Guarantors’ corporate, limited liability and other records, the Registration Statement, the Prospectus, the Unit Agreement, the Indenture and such other certificates, instruments and documents as we considered appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement, (vii) the Underwriting Agreement, the Unit Agreement, the Indenture and every other agreement we have examined for purposes of this letter constitutes a valid and binding obligation of each party to that agreement and were authorized, executed and delivered by each party thereto, and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement (except that in each case we make no such assumptions with respect to the Company and the Guarantors), and (viii) the Notes Trustee is qualified to act as trustee under the Indenture.

Based upon such examination and review and the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that (1) the Units, assuming due authentication thereof by the Units Trustee and upon payment for, and delivery of, the Securities in accordance with the provisions of the Underwriting Agreement, will be binding obligations of the Company, (2) the Notes, assuming due authentication thereof by the Notes Trustee and upon payment for, and delivery of, the Securities in accordance with the provisions of the Underwriting Agreement, will be binding obligations of the Company, (3) the Guarantees, assuming due authentication of the Notes by the Notes Trustee and upon payment for, and delivery of, the Securities in accordance with the provisions of the Underwriting Agreement, will be binding obligations of the Guarantors, and (4) the Shares, upon payment for, and delivery of, the Securities in accordance with the provisions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

January 30, 2023

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of New York, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the Texas Business Organizations Code (the “Applicable Laws”).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the Applicable Laws. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

This opinion letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by our opinion or for any other reason.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed on the date hereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP

Schedule 1

1.	CDK Perforating, LLC

2.	Crest Pumping Technologies, LLC

3.	Magnum Oil Tools GP, LLC

4.	Magnum Oil Tools International, LTD

5.	MOTI Holdco, LLC

6.	Nine Downhole Technologies, LLC

7.	Nine Energy Service, LLC

8.	RedZone Coil Tubing, LLC